EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 26, 2016
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Fourth Quarter and Full Year 2015 Earnings

PLANO, Texas, January 26, 2016 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $16.4 million for the fourth quarter of 2015, a decrease of $1.4 million from the third quarter of 2015 and an increase of $11.0 million from the fourth quarter of 2014.

"Despite energy headwinds, 2015 was a fabulous year for our company," said President and CEO Kevin Hanigan. "We closed on the transformative Legacy merger in January, grew both our loans and deposits substantially, improved key operating metrics and issued $75 million of subordinated notes to support our growth. We are fortunate to be operating in a business environment as strong and diversified as DFW."

Fourth Quarter 2015 Performance Highlights

•
Gross loans held for investment at December 31, 2015, excluding Warehouse Purchase Program loans, grew $377.7 million, or 8.1%, from September 30, 2015, with $317.3 million of growth in commercial real estate and commercial and industrial loans.

•
Deposits at December 31, 2015 increased by $456.7 million, or 9.6%, from September 30, 2015, with $227.0 million of growth in savings and money market deposits and $126.9 million of growth in time deposits.

•
The allowance for loan losses allocated to energy loans at December 31, 2015 totaled $12.0 million, or 2.3% of total energy loans (including both reserve based and midstream), up $7.1 million ($0.15 per share on a pre-tax basis, $0.10 per share after tax) from $4.9 million at September 30, 2015.

•	Net interest margin for the quarter ended December 31, 2015 was 3.94%, a six basis point decrease from the linked quarter and a ten basis point increase compared to the fourth quarter of 2014.

•
In November 2015, the Company completed a public offering of $75.0 million of fixed-to-floating rate subordinated notes due in 2025, the proceeds of which are being used for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital.

Financial Highlights

	At or For the Quarters Ended
	December	September	December
(unaudited)	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Net interest income	$63,742	$61,188	$35,830
Provision for loan losses	11,200	7,515	2,637
Non-interest income	11,593	11,851	5,294
Non-interest expense	39,043	37,827	29,796
Income tax expense	8,646	9,802	3,225
Net income	$16,446	$17,895	$5,466

Basic earnings per common share	$0.36	$0.39	$0.14
Basic core (non-GAAP) earnings per common share[1]	$0.35	$0.39	$0.29
Weighted average common shares outstanding - basic	45,939,817	45,862,840	38,051,511
Estimated Tier 1 common risk-based capital ratio[2]	9.56%	9.97%	15.14%
Total equity to total assets	10.45%	11.52%	13.65%
Tangible common equity to tangible assets - Non-GAAP [1]	8.29%	9.12%	13.01%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Earnings for the fourth quarter of 2015 were impacted by a provision for loan losses totaling $11.2 million, a $3.7 million increase from the third quarter of 2015 and an $8.6 million increase from the fourth quarter of 2014. The increased provision for loan losses directly resulted from the Company’s effort to enhance its allowance for loan losses on energy loans due to a sustained increase in economic and regulatory uncertainty. The increased provision for loan losses was partially offset by higher net interest income, which was up $2.6 million from the third quarter of 2015 and up $27.9 million from the fourth quarter of 2014.

Core (non-GAAP) net income (which is net income adjusted for the impact of merger and acquisition costs and certain other items) totaled $16.3 million for the quarter ended December 31, 2015, down $1.5 million from the third quarter of 2015 and up $5.1 million from the fourth quarter of 2014. Basic earnings per share for the quarter ended December 31, 2015 was $0.36, a decrease of $0.03 from the third quarter of 2015 and an increase of $0.22 from the fourth quarter of 2014. Core earnings per share for the fourth quarter of 2015 was $0.35, down $0.04 from the third quarter of 2015 and up $0.06 from the fourth quarter of 2014.

Net income for the year ended December 31, 2015 was $70.9 million, up $39.6 million from the year ended December 31, 2014, which reflects the impact of the merger with LegacyTexas Group, Inc. on January 1, 2015. Core (non-GAAP) net income totaled $71.9 million for the year ended December 31, 2015, up $33.0 million from the year ended December 31, 2014. Basic earnings per share for the year ended December 31, 2015 was $1.54, an increase of $0.72 from the year ended December 31, 2014. Core earnings per share for the year ended December 31, 2015 was $1.57, up $0.54 from the year ended December 31, 2014. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	December	September	December
(unaudited)	2015	2015	2014
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$59,405	$55,778	$31,667
Warehouse Purchase Program loans	6,473	7,073	5,440
Loans held for sale	176	177	—
Securities	3,318	3,363	2,808
Interest-earning deposit accounts	210	137	64
Total interest income	$69,582	$66,528	$39,979
Net interest income	$63,742	$61,188	$35,830
Net interest margin	3.94%	4.00%	3.84%
Selected average balances:
Total earning assets	$6,469,511	$6,117,873	$3,732,058
Total loans held for investment	5,588,437	5,291,291	3,120,214
Total securities	631,916	648,241	505,692
Total deposits	4,939,893	4,683,346	2,612,125
Total borrowings	1,075,948	984,708	654,396
Total non-interest-bearing demand deposits	1,198,337	1,108,928	473,996
Total interest-bearing liabilities	4,817,504	4,559,126	2,792,525

Net interest income for the quarter ended December 31, 2015 was $63.7 million, a $2.6 million increase from the third quarter of 2015 and a $27.9 million increase from the fourth quarter of 2014. The $2.6 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of Warehouse Purchase Program and other consumer loans. The average balance of commercial and industrial loans increased by $162.7 million to $1.50 billion from the third quarter of 2015, resulting in a $1.9 million increase in interest income. The average balance of commercial real estate loans increased by $133.7 million to $2.10 billion from the third quarter of 2015, which was partially offset by an 18 basis point linked-quarter decrease in the average yield earned on this portfolio, resulting in an $833,000 increase in interest income. The average balance of construction and land loans and consumer real estate loans increased by $38.0 million and $40.3 million, respectively, compared to the third quarter of 2015, leading to increases in interest income of $511,000 and $476,000, respectively. The increased interest income related to commercial, construction and consumer real estate loan volume was partially offset by a $67.9 million linked-quarter decline in the average balance of Warehouse Purchase Program balances, which reduced interest income by $600,000.

Interest income on loans for the fourth quarter of 2015 included $1.4 million in accretion of purchase accounting fair value adjustments on loans acquired through the merger with LegacyTexas Group, Inc., a decrease of $633,000 from the $2.0 million in accretion income recorded on these loans for the third quarter of 2015. The $1.4 million includes $550,000 in accretion income recorded on acquired commercial real estate loans, $229,000 in accretion income recorded on acquired commercial and industrial loans, $78,000 in accretion income recorded on acquired construction and land loans and $520,000 recorded on acquired consumer loans. Accretion of purchase accounting fair value adjustments related to the LegacyTexas Group, Inc. acquisition, as well as a smaller amount related to the Highlands Bank acquisition in 2012, contributed 13 basis points, six basis points and 22 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the fourth quarter of 2015, compared to 18 basis points, 12 basis points and 22 basis points, respectively, for the third quarter of 2015.

The $27.9 million increase in net interest income, compared to the fourth quarter of 2014, was primarily due to a $28.9 million increase in interest income on loans, which was driven by increased volume in all loan categories resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as organic growth during the year. The average balance of commercial real estate loans increased by $886.4 million from the fourth quarter of 2014, resulting in a $10.5 million increase in interest income. The $886.4 million in growth includes $551.0 million in commercial real estate loans acquired through th

e merger with LegacyTexas Group, Inc. Excluding these loans, the average balance of commercial real estate loans increased by $335.4 million from the fourth quarter of 2014. The average balance of commercial and industrial loans increased by $772.2 million from the fourth quarter of 2014, resulting in an $8.9 million increase in interest income. The $772.2 million in growth includes $337.1 million in commercial and industrial loans acquired through the merger with LegacyTexas Group, Inc. Excluding these loans, the average balance of commercial and industrial loans increased by $435.1 million from the fourth quarter of 2014. The average balance of consumer real estate loans increased by $376.9 million from the fourth quarter of 2014, resulting in a $4.5 million increase in interest income. The $376.9 million in growth includes $264.0 million in consumer real estate loans acquired through the merger with LegacyTexas Group, Inc. Excluding these loans, the average balance of consumer real estate loans increased by $112.9 million from the fourth quarter of 2014. The average balance of Warehouse Purchase Program loans increased by $158.2 million to $777.9 million from the fourth quarter of 2014, which resulted in a $1.0 million increase in interest income.

Interest expense for the quarter ended December 31, 2015 increased by $503,000 compared to the linked quarter, which was primarily due to $462,000 in interest expense resulting from the $75.0 million of fixed-to-floating rate subordinated notes issued by the Company in the fourth quarter of 2015. Compared to the fourth quarter of 2014, interest expense for the quarter ended December 31, 2015 increased by $1.7 million, primarily due to the additional interest expense associated with the subordinated notes and an increase in interest expense on deposits, which was driven by increased volume in all deposit categories resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as organic growth since December 31, 2014. An $859.1 million increase in the average balance of savings and money market deposits to $2.03 billion from the fourth quarter of 2014 was partially offset by a 13 basis point reduction in the average rate paid on such deposits, resulting in a $32,000 increase in interest expense. The $859.1 million in growth includes $534.6 million in savings and money market deposits acquired through the merger with LegacyTexas Group, Inc. Excluding these deposits, the average balance of savings and money market deposits increased by $324.5 million from the fourth quarter of 2014. The average balance of time deposits increased by $451.3 million to $965.1 million from the fourth quarter of 2014, resulting in an $890,000 increase in interest expense. The $451.3 million in growth includes $336.8 million in time deposits acquired through the merger with LegacyTexas Group, Inc. Excluding these deposits, the average balance of time deposits increased by $114.5 million from the fourth quarter of 2014. The average balance of interest-bearing demand deposits increased by $293.0 million to $748.2 million from the fourth quarter of 2014, resulting in a $482,000 increase in interest expense. The $293.0 million in growth includes $258.7 million in interest-bearing demand deposits acquired through the merger with LegacyTexas Group, Inc. Excluding these deposits, the average balance of interest-bearing demand deposits increased by $34.3 million from the fourth quarter of 2014.

The net interest margin for the fourth quarter of 2015 was 3.94%, a six basis point decrease from the third quarter of 2015 and a ten basis point increase from the fourth quarter of 2014. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed ten basis points to the net interest margin and average yield on earning assets for the quarter ended December 31, 2015, compared to 12 basis points for the quarter ended September 30, 2015 and three basis points for the quarter ended December 31, 2014. The average yield on earning assets for the fourth quarter of 2015 was 4.30%, a five basis point decline from the third quarter of 2015 and a two basis point increase from the fourth quarter of 2014. The cost of deposits for the fourth quarter of 2015 was 0.29%, unchanged from the third quarter of 2015 and down four basis points from the fourth quarter of 2014.

Non-interest Income

Non-interest income for the fourth quarter of 2015 was $11.6 million, a $258,000 decrease from the third quarter of 2015 and a $6.3 million increase from the fourth quarter of 2014. Core non-interest income for the fourth quarter of 2015, which excludes one-time gains and losses on assets and security sales, was $11.4 million, down $305,000 from the third quarter of 2015 and up $6.1 million from the fourth quarter of 2014. Service charges and other fees decreased by $154,000 from the third quarter of 2015, which includes a $520,000 decrease in commercial loan fee income from fees collected in the third quarter of 2015 that were not duplicated in the fourth quarter, as well as a $92,000 linked-quarter decline in Warehouse Purchase Program fee income. These declines in commercial loan and Warehouse Purchase Program fee income were partially offset by a linked-quarter $394,000 increase in debit card and ATM fee income.

The $6.3 million increase in non-interest income from the fourth quarter of 2014 was primarily due to a $3.1 million increase in service charges and other fees, which was driven by the addition of $1.3 million of title income, as well as increased debit card income and service charges related to accounts acquired through the merger with LegacyTexas Group, Inc. Additionally, the Company recognized $1.9 million in net gains on the sale of mortgage loans during the fourth quarter of 2015, which includes the gain recognized on $47.8 million of one-to four-family mortgage loans that were sold or committed for sale during the fourth quarter of 2015, fair value changes on mortgage derivatives and mortgage fees collected. Prior to the January 1, 2015 merger with LegacyTexas Group, Inc., the Company did not originate or sell mortgage loans to outside investors; therefore, a comparable gain was not recorded in the fourth quarter of 2014. Other non-interest income increased by $883,000 from the fourth quarter of 2014, primarily due to $799,000 of insurance income added through the acquisition of LegacyTexas Group, Inc.

Non-interest Expenses

Non-interest expense for the quarter ended December 31, 2015 was $39.0 million, a $1.2 million increase from the third quarter of 2015 and a $9.2 million increase from the fourth quarter of 2014. Salaries and employee benefits expense decreased by $259,000 from the third quarter of 2015, primarily due to lower health care claims compared to the third quarter of 2015, as well as a reduction in share-based compensation expense due to a decline in the Company's stock price. Advertising expense increased by $495,000 from the third quarter of 2015, primarily due to increased donations to support community outreach, while other non-interest expense increased by $410,000 compared to the linked quarter, primarily due to increased debit card fraud losses incurred during the fourth quarter of 2015.

The $9.2 million increase in non-interest expense from the fourth quarter of 2014 includes an $8.3 million decrease in merger and acquisition costs related to the merger with LegacyTexas Group, Inc. Excluding the impact of these merger costs, core non-interest expense increased by $17.5 million, which was driven by a $10.2 million increase in salaries and employee benefits expense, primarily due to the addition of employees and grants of share-based compensation related to the merger with LegacyTexas Group, Inc. The merger with LegacyTexas Group, Inc. also resulted in a $1.7 million increase in occupancy and equipment expense, a $1.2 million increase in office operations expense and a $1.4 million increase in data processing expense for the quarter ended December 31, 2015, compared to the same period in 2014.

Financial Condition - Loans

Gross loans held for investment at December 31, 2015, excluding Warehouse Purchase Program loans, grew $377.7 million from September 30, 2015, which included growth in all loan categories with the exception of other consumer loans, which declined by $5.2 million. Commercial and industrial and commercial real estate loans at December 31, 2015 increased by $175.4 million and $141.9 million, respectively, from September 30, 2015, while consumer real estate and construction and land loans increased by $56.2 million and $9.3 million, respectively, for the same period. Warehouse Purchase Program loans at December 31, 2015 increased by $83.3 million from September 30, 2015, and by $257.3 million compared to December 31, 2014.

Compared to December 31, 2014, gross loans held for investment, excluding Warehouse Purchase Program loans, grew $2.43 billion, which includes $1.40 billion in loans acquired from LegacyTexas Group, Inc. on January 1, 2015. On a year over year basis, commercial real estate and commercial and industrial loans increased by $911.7 million and $830.8 million, respectively, while consumer real estate and construction and land loans increased by $412.6 million and $248.4 million, respectively, for the same period.

Energy loans, which are reported as commercial and industrial loans, totaled $459.8 million at December 31, 2015, up $28.4 million from $431.4 million at September 30, 2015 and up $100.2 million from December 31, 2014. In May 2013, the Company formed its Energy Finance group, which is comprised of a group of seasoned lenders, executives and credit risk professionals with more than 100 years of combined Texas energy experience, to focus on providing loans to private and public oil and gas companies throughout the United States. The group also offers the Bank's full array of commercial services, including Treasury Management and letters of credit, to its customers. Substantially all of the loans in the Energy portfolio are reserve based loans, secured by deeds of trust on properties containing proven oil and natural gas reserves. In addition to the reserve based energy loans, the Company has loans categorized as "Midstream and Other," which are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices. At December 31, 2015, "Midstream and Other" loans had a total outstanding balance of $64.6 million.

Financial Condition - Deposits

Total deposits at December 31, 2015 increased by $456.7 million from September 30, 2015, with all deposit categories growing on a linked-quarter basis, including a $227.0 million increase in savings and money market deposits and a $126.9 million increase in time deposits. Interest-bearing and non-interest-bearing demand deposits increased by $68.8 million and $34.0 million, respectively, compared to September 30, 2015.

Compared to December 31, 2014, total deposits increased by $2.57 billion, which includes $1.63 billion of deposits acquired from LegacyTexas Group, Inc. on January 1, 2015. On a year over year basis, savings and money market and time deposits increased by $1.03 billion and $513.4 million, respectively, while non-interest-bearing demand and interest-bearing demand deposits increased by $675.9 million and $346.6 million, respectively, for the same period. At December 31, 2015, non-interest-bearing demand deposits comprised 22.4% of total deposits, compared to 18.6% of total deposits at December 31, 2014.

Credit Quality

	At or For the Quarters Ended
	December	September	December
(unaudited)	2015	2015	2014
	(Dollars in thousands)
Net charge-offs	$489	$2,000	$(327)
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.04%	0.18%	(0.05)%
Net charge-offs/Average loans held for investment	0.04	0.15	(0.04)
Provision for loan losses	$11,200	$7,515	$2,637
Non-performing loans ("NPLs")	38,216	66,413	23,507
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	0.75%	1.42%	0.89%
NPLs/Total loans held for investment	0.63	1.18	0.69
Non-performing assets ("NPAs")	$44,908	$71,053	$24,058
NPAs to total assets	0.58%	1.03%	0.58%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	0.89	1.51	0.91
NPAs/Loans held for investment and foreclosed assets	0.73	1.26	0.70
Allowance for loan losses	$47,093	$36,382	$25,549
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	0.93%	0.78%	0.97%
Allowance for loan losses/Total loans held for investment	0.77	0.64	0.75
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1]	1.14	1.00	1.00
Allowance for loan losses/NPLs	123.23	54.78	108.69
1 Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $11.2 million for the quarter ended December 31, 2015, an increase of $3.7 million from the quarter ended September 30, 2015 and an increase of $8.6 million from the quarter ended December 31, 2014. The increase in the provision for loan losses on a linked-quarter basis, as well as compared to the fourth quarter of 2014, was primarily related to increased qualitative reserve factors applied to the energy portfolio. The Company increased these qualitative factors in the fourth quarter of 2015 due to the impact of continued pressure on the price of oil, which has led to a sustained increase in economic and regulatory uncertainty surrounding energy loans. Also, over the past year, risk rating downgrades on energy loans have increased, primarily in the special mention category, which consists entirely of performing loans. The below table shows criticized energy loans at December 31, 2015, September 30, 2015 and December 31, 2014.

	December 31, 2015	September 30, 2015	Linked-Quarter Change	December 31, 2014	Year-over-Year Change
	(Dollars in thousands)
Special Mention (all performing)	$68,348	$30,457	$37,891	$—	$68,348
Substandard (performing)	38,712	8,108	30,604	12,000	26,712
Substandard (non-performing)	12,110	36,217	(24,107)	—	12,110
	$119,170	$74,782	$44,388	$12,000	$107,170

The $24.1 million decrease in substandard non-performing energy loans from September 30, 2015 was primarily due to the sale of a $24.3 million non-performing energy relationship to an unrelated third party during the fourth quarter of 2015. The sale generated a $923,000 interest recovery and resulted in no recorded loss. The loan purchase was financed by the Company to a new, unrelated borrower the Company believes offers sufficient collateral, guarantor support and experience to ensure the successful resolution of the former criticized energy relationship. The resulting new loan, which is performing, was graded as substandard at December 31, 2015 and included in the $38.7 million reported above.

The increase in special mention and substandard performing energy loans on a linked-quarter and year-over-year basis resulted from collateral value deterioration due to commodity price declines. At December 31, 2015, the Company did not have any specific loss reserves set aside for these loans. The Company continues to take action to improve the risk profile of the criticized energy loans by instituting monthly commitment reductions, obtaining additional collateral, obtaining additional guarantor support and/or requiring additional equity injections or asset sales.

Due to the increase in qualitative reserve factors discussed above, the allowance for loan losses allocated to energy loans at December 31, 2015 totaled $12.0 million, up $7.1 million from $4.9 million at September 30, 2015 and up $8.6 million from $3.4 million at December 31, 2014. These reserve amounts result entirely from the increase in qualitative factors and the increase in the energy portfolio, as the Company has not experienced a loss on energy loans to date, which we believe is a reflection of prudent risk mitigation techniques. These techniques include sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history. The Company believes that the current level of loan loss reserve for energy loans is sufficient to cover credit losses in the portfolio based on currently available information; however, future sustained declines in oil pricing could lead to further risk rating downgrades, additional loan loss reserves, or losses.

In addition to the changes in qualitative factors related to energy lending, the increase in loan loss reserves and provision expense was caused by increased organic loan production, as well as loans acquired through the merger with LegacyTexas Group, Inc. that were re-underwritten following completion of the merger. During the fourth quarter of 2015, the Company added $499.3 million in net loan production that required additional allowance for loan losses, which includes loans acquired through the merger with LegacyTexas Group, Inc. that were re-underwritten pursuant to this process.

Net charge-offs for the fourth quarter of 2015 totaled $489,000, a decrease of $1.5 million from the third quarter of 2015 and an increase of $816,000 from the fourth quarter of 2014. The $24.7 million decrease in non-performing commercial and industrial loans from the third quarter of 2015 was primarily due to the $24.3 million energy relationship discussed above.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2015 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2015 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review these results on Wednesday, January 27, 2016 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10078603 and will receive a unique PIN number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 1-855-669-9657.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.legacytexasfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10078603. This replay, as well as the webcast, will be available until February 27, 2016.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 47 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.legacytexasfinancialgroup.com or www.legacytexas.com.
This document and other filings by LegacyTexas Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from the Company-LegacyTexas Group, Inc. merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

LegacyTexas Financial Group, Inc.
Consolidated Balance Sheets

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and due from financial institutions	$53,847	$47,720	$48,911	$53,739	$28,416
Short-term interest-bearing deposits in other financial institutions	561,792	193,994	143,106	230,175	103,605
Total cash and cash equivalents	615,639	241,714	192,017	283,914	132,021
Securities available for sale, at fair value	311,708	318,219	314,040	290,615	199,699
Securities held to maturity	240,433	249,838	254,526	261,670	241,920
Total securities	552,141	568,057	568,566	552,285	441,619
Loans held for sale	22,535	22,802	19,903	23,983	—
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	1,043,719	960,377	1,084,997	1,038,886	786,416
Loans held for investment	5,066,507	4,688,826	4,394,786	4,196,710	2,633,680
Gross loans	6,132,761	5,672,005	5,499,686	5,259,579	3,420,096
Less: allowance for loan losses and deferred fees on loans held for investment	(48,953)	(39,611)	(34,264)	(31,565)	(28,476)
Net loans	6,083,808	5,632,394	5,465,422	5,228,014	3,391,620
FHLB stock and other restricted securities, at cost	63,075	63,891	69,224	65,470	44,084
Bank-owned life insurance	55,231	54,920	54,614	54,339	36,193
Premises and equipment, net	77,637	79,153	80,095	81,853	48,743
Goodwill	180,776	180,632	180,632	179,258	29,650
Other assets	63,633	58,082	59,054	65,818	40,184
Total assets	$7,691,940	$6,878,843	$6,669,624	$6,510,951	$4,164,114

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,170,272	$1,136,255	$1,084,146	$1,030,861	$494,376
Interest-bearing demand	819,350	750,551	734,430	713,199	472,703
Savings and money market	2,209,698	1,982,729	1,834,075	1,826,097	1,176,749
Time	1,027,391	900,515	875,132	822,904	513,981
Total deposits	5,226,711	4,770,050	4,527,783	4,393,061	2,657,809
FHLB advances	1,439,904	1,152,916	1,217,305	1,171,623	862,907
Repurchase agreements	83,269	71,643	66,172	89,772	25,000
Subordinated debt	84,992	11,522	11,474	26,840	—
Accrued expenses and other liabilities	52,988	80,075	69,966	68,596	50,175
Total liabilities	6,887,864	6,086,206	5,892,700	5,749,892	3,595,891
Shareholders’ equity
Common stock	476	476	476	476	400
Additional paid-in capital	576,753	573,929	571,083	568,396	386,549
Retained earnings	240,496	230,720	219,493	205,431	195,327
Accumulated other comprehensive income (loss), net	(133)	1,395	122	1,372	930
Unearned Employee Stock Ownership Plan (ESOP) shares	(13,516)	(13,883)	(14,250)	(14,616)	(14,983)
Total shareholders’ equity	804,076	792,637	776,924	761,059	568,223
Total liabilities and shareholders’ equity	$7,691,940	$6,878,843	$6,669,624	$6,510,951	$4,164,114

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Fourth Quarter 2015 Compared to:
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Third Quarter 2015		Fourth Quarter 2014
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$66,054	$63,025	$61,551	$58,035	$37,107	$3,029	4.8%	$28,947	78.0%
Taxable securities	2,264	2,292	2,252	2,499	2,109	(28)	(1.2)	155	7.3
Nontaxable securities	780	773	724	718	561	7	0.9	219	39.0
Interest-bearing deposits in other financial institutions	210	137	139	158	64	73	53.3	146	228.1
FHLB and Federal Reserve Bank stock and other	274	298	301	208	138	(24)	(8.1)	136	98.6
	69,582	66,525	64,967	61,618	39,979	3,057	4.6	29,603	74.0
Interest expense
Deposits	3,569	3,382	3,049	3,127	2,165	187	5.5	1,404	64.8
FHLB advances	1,466	1,606	1,774	1,706	1,778	(140)	(8.7)	(312)	(17.5)
Repurchase agreement and other borrowings	805	349	323	459	206	456	130.7	599	290.8
	5,840	5,337	5,146	5,292	4,149	503	9.4	1,691	40.8
Net interest income	63,742	61,188	59,821	56,326	35,830	2,554	4.2	27,912	77.9
Provision for loan losses	11,200	7,515	3,750	3,000	2,637	3,685	49.0	8,563	324.7
Net interest income after provision for loan losses	52,542	53,673	56,071	53,326	33,193	(1,131)	(2.1)	19,349	58.3
Non-interest income
Service charges and other fees	8,041	8,195	7,941	6,759	4,963	(154)	(1.9)	3,078	62.0
Net gain on sale of mortgage loans	1,899	1,944	2,121	2,072	—	(45)	(2.3)	1,899	100.0
Bank-owned life insurance income	432	424	424	419	183	8	1.9	249	136.1
Gain (loss) on sale of available for sale securities	17	(25)	—	211	—	42	N/M [1]	17	100.0
Gain on sale and disposition of assets	188	228	429	28	15	(40)	(17.5)	173	1,153.3
Other	1,016	1,085	1,049	(82)	133	(69)	(6.4)	883	663.9
	11,593	11,851	11,964	9,407	5,294	(258)	(2.2)	6,299	119.0

	For the Quarters Ended					Fourth Quarter 2015 Compared to:
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Third Quarter 2015		Fourth Quarter 2014

Non-interest expense
Salaries and employee benefits	23,374	23,633	22,549	22,971	13,137	(259)	(1.1)	10,237	77.9
Merger and acquisition costs	—	—	8	1,545	8,282	—	—	(8,282)	(100.0)
Advertising	1,140	645	1,048	940	425	495	76.7	715	168.2
Occupancy and equipment	3,592	3,622	3,838	3,808	1,856	(30)	(0.8)	1,736	93.5
Outside professional services	1,114	934	625	750	711	180	19.3	403	56.7
Regulatory assessments	1,266	1,026	1,146	822	700	240	23.4	566	80.9
Data processing	3,116	2,830	2,537	2,795	1,753	286	10.1	1,363	77.8
Office operations	2,773	2,879	2,652	2,393	1,621	(106)	(3.7)	1,152	71.1
Other	2,668	2,258	2,505	1,753	1,311	410	18.2	1,357	103.5
	39,043	37,827	36,908	37,777	29,796	1,216	3.2	9,247	31.0
Income before income tax expense	25,092	27,697	31,127	24,956	8,691	(2,605)	(9.4)	16,401	188.7
Income tax expense	8,646	9,802	10,876	8,632	3,225	(1,156)	(11.8)	5,421	168.1
Net income	$16,446	$17,895	$20,251	$16,324	$5,466	$(1,449)	(8.1)%	$10,980	200.9%
1N/M - not meaningful

LegacyTexas Financial Group, Inc.
Consolidated Statements of Income for the Years Ended December 31,

(Dollar amounts in thousands, except per share data)	2015	2014	2013
Interest and dividend income	(unaudited)
Loans, including fees	$248,665	$137,255	$124,522
Taxable securities	9,307	9,352	9,780
Nontaxable securities	2,995	2,248	2,133
Interest-bearing deposits in other financial institutions	631	249	126
FHLB and Federal Reserve Bank stock and other	1,094	543	528
	262,692	149,647	137,089
Interest expense
Deposits	13,127	8,212	9,545
FHLB advances	6,552	7,610	8,503
Repurchase agreement and other borrowings	1,936	818	821
	21,615	16,640	18,869
Net interest income	241,077	133,007	118,220
Provision for loan losses	25,465	6,721	3,199
Net interest income after provision for loan losses	215,612	126,286	115,021
Non-interest income
Service charges and other fees	30,936	19,382	18,715
Net gain on sale of mortgage loans	8,036	—	—
Bank-owned life insurance income	1,699	628	649
Gain (loss) on sale of available-for-sale securities	203	—	(177)
Gain on sale and disposition of assets	873	658	835
Other	3,068	75	1,811
	44,815	20,743	21,833
Non-interest expense
Salaries and employee benefits	92,527	55,057	53,328
Merger and acquisition costs	1,553	10,291	663
Advertising	3,773	1,535	2,690
Occupancy and equipment	14,860	7,374	7,675
Outside professional services	3,332	2,291	2,760
Regulatory assessments	4,260	2,713	2,477
Data processing	11,278	6,862	6,727
Office operations	10,697	6,584	6,783
Other	9,275	5,385	5,774
	151,555	98,092	88,877
Income before income tax expense	108,872	48,937	47,977
Income tax expense	37,956	17,659	16,289
Net income	$70,916	$31,278	$31,688
Earnings per share:
Basic	$1.54	$0.82	$0.83
Diluted	$1.53	$0.81	$0.83
Dividends declared per share	$0.54	$0.48	$0.32

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	December 31, 2015	September 30, 2015	December 31, 2014
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	45,939,817	45,862,840	38,051,511
Weighted average common shares outstanding- diluted	46,267,956	46,188,461	38,275,814
Shares outstanding at end of period	47,645,826	47,640,193	40,014,851
Income available to common shareholders[1]	$16,336	$17,768	$5,412
Basic earnings per common share	0.36	0.39	0.14
Basic core (non-GAAP) earnings per common share[2]	0.35	0.39	0.29
Diluted earnings per common share	0.35	0.38	0.14
Dividends declared per share	0.14	0.14	0.12
Total shareholders' equity	804,076	792,637	568,223
Common shareholders' equity per share (book value per share)	16.88	16.64	14.20
Tangible book value per share- Non-GAAP[2]	13.06	12.82	13.44
Market value per share for the quarter:
High	31.97	31.32	27.61
Low	24.59	26.11	21.33
Close	25.02	30.48	23.85
KEY RATIOS:
Return on average common shareholders' equity	8.22%	9.11%	3.83%
Core return on average common shareholders' equity[2]	8.15	9.05	7.85
Return on average assets	0.95	1.10	0.56
Core return on average assets[2]	0.95	1.09	1.14
Efficiency ratio[3]	51.85	51.89	52.22
Estimated Tier 1 common equity risk-based capital ratio[4]	9.56	9.97	—
Estimated total risk-based capital ratio[4]	11.58	10.75	15.87
Estimated Tier 1 risk-based capital ratio[4]	9.73	10.16	15.14
Estimated Tier 1 leverage ratio[4]	9.46	9.79	13.86
Total equity to total assets	10.45	11.52	13.65
Tangible equity to tangible assets- Non-GAAP[2]	8.29	9.12	13.01
Number of employees- full-time equivalent	840	831	517
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on foreclosed and fixed assets, changes in value of the CRA Funds, amortization of intangible assets, gains (losses) from securities transactions and merger and acquisition costs.
4 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve. The Tier 1 common equity risk-based capital ratio was added as a required regulatory capital ratio in March 2015.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$2,177,543	$2,035,631	$1,930,256	$1,890,518	$1,265,868
Warehouse Purchase Program	1,043,719	960,377	1,084,997	1,038,886	786,416
Commercial and industrial	1,612,669	1,437,241	1,308,168	1,212,328	781,824
Construction and land	269,708	260,433	230,582	215,752	21,298
Consumer real estate	936,757	880,532	845,982	792,995	524,199
Other consumer	69,830	74,989	79,798	85,117	40,491
Gross loans held for investment	$6,110,226	$5,649,203	$5,479,783	$5,235,596	$3,420,096
Non-performing assets:
Commercial real estate	$11,418	$13,717	$3,549	$6,745	$6,703
Commercial and industrial	16,877	41,538	12,498	5,691	5,778
Construction and land	33	39	141	141	149
Consumer real estate	9,781	10,894	10,419	9,946	10,591
Other consumer	107	225	243	346	286
Total non-performing loans	38,216	66,413	26,850	22,869	23,507
Foreclosed assets	6,692	4,640	4,553	6,274	551
Total non-performing assets	$44,908	$71,053	$31,403	$29,143	$24,058
Total non-performing assets to total assets	0.58%	1.03%	0.47%	0.45%	0.58%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	0.75%	1.42%	0.61%	0.54%	0.89%
Total non-performing loans to total loans held for investment	0.63%	1.18%	0.49%	0.44%	0.69%
Allowance for loan losses to non-performing loans	123.23%	54.78%	114.96%	123.64%	108.69%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	0.93%	0.78%	0.70%	0.67%	0.97%
Allowance for loan losses to total loans held for investment	0.77%	0.64%	0.56%	0.54%	0.75%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1]	1.14%	1.00%	0.98%	1.00%	1.00%

	At the Quarter Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Troubled debt restructured loans ("TDRs"):	(Dollars in thousands)
Performing TDRs:
Commercial real estate	$161	$163	$733	$738	$702
Commercial and industrial	30	266	142	147	153
Consumer real estate	368	134	202	203	204
Other consumer	46	1	35	37	39
Total performing TDRs	$605	$564	$1,112	$1,125	$1,098
Non-performing TDRs:[2]
Commercial real estate	$946	$3,233	$3,240	$6,616	$6,569
Commercial and industrial	1,793	1,760	1,862	1,985	2,031
Construction and land	—	—	101	101	103
Consumer real estate	3,393	3,808	3,608	3,936	4,034
Other consumer	75	160	155	201	245
Total non-performing TDRs	$6,207	$8,961	$8,966	$12,839	$12,982
Allowance for loan losses:
Balance at beginning of period	$36,382	$30,867	$28,276	$25,549	$22,585
Provision expense	11,200	7,515	3,750	3,000	2,637
Charge-offs	(722)	(2,124)	(1,357)	(504)	(203)
Recoveries	233	124	198	231	530
Balance at end of period	$47,093	$36,382	$30,867	$28,276	$25,549
Net charge-offs (recoveries):
Commercial real estate	$71	$6	$78	$(17)	$(435)
Commercial and industrial	317	1,626	935	5	77
Construction and land	—	—	—	—	—
Consumer real estate	(19)	100	13	142	(1)
Other consumer	120	268	133	143	32
Total net charge-offs	$489	$2,000	$1,159	$273	$(327)

[1] Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Loans:	(Dollars in thousands)
Commercial real estate	$2,102,708	$1,969,031	$1,850,134	$1,835,205	$1,216,348
Warehouse Purchase Program	777,927	845,787	920,034	687,496	619,736
Commercial and industrial	1,502,875	1,340,177	1,248,447	1,135,074	730,629
Construction and land	277,597	239,567	214,038	223,815	19,140
Consumer real estate	895,336	855,015	805,573	786,872	518,472
Other consumer	72,981	77,404	83,296	89,123	41,169
Less: deferred fees and allowance for loan loss	(40,987)	(35,690)	(31,991)	(29,098)	(25,280)
Total loans held for investment	5,588,437	5,291,291	5,089,531	4,728,487	3,120,214
Loans held for sale	18,560	17,651	19,414	19,672	—
Securities	631,916	648,241	620,071	620,490	505,692
Overnight deposits	230,598	160,690	164,499	222,159	106,152
Total interest-earning assets	$6,469,511	$6,117,873	$5,893,515	$5,590,808	$3,732,058
Deposits:
Interest-bearing demand	$748,176	$736,142	$701,592	$702,333	$455,210
Savings and money market	2,028,249	1,936,090	1,806,857	1,809,191	1,169,133
Time	965,131	902,186	839,604	820,050	513,786
FHLB advances and other borrowings	1,075,948	984,708	1,112,198	882,461	654,396
Total interest-bearing liabilities	$4,817,504	$4,559,126	$4,460,251	$4,214,035	$2,792,525

Total assets	$6,891,210	$6,532,738	$6,315,710	$6,021,795	$3,910,111
Non-interest-bearing demand deposits	$1,198,337	$1,108,928	$1,024,108	$975,067	$473,996
Total deposits	$4,939,893	$4,683,346	$4,372,161	$4,306,641	$2,612,125
Total shareholders' equity	$800,411	$786,056	$762,497	$760,130	$570,120

Yields/Rates:
Loans:
Commercial real estate	5.13%	5.31%	5.20%	5.30%	5.42%
Warehouse Purchase Program	3.33%	3.35%	3.36%	3.36%	3.51%
Commercial and industrial	4.49%	4.48%	4.75%	4.90%	4.38%
Construction and land	5.41%	5.42%	6.25%	5.92%	5.63%
Consumer real estate	4.81%	4.82%	5.11%	4.77%	4.83%
Other consumer	5.63%	5.63%	5.49%	5.30%	6.23%
Total loans held for investment	4.72%	4.75%	4.82%	4.89%	4.76%
Loans held for sale	3.79%	3.94%	3.65%	3.62%	—%
Securities	2.10%	2.08%	2.11%	2.21%	2.22%
Overnight deposits	0.36%	0.34%	0.34%	0.28%	0.24%
Total interest-earning assets	4.30%	4.35%	4.41%	4.41%	4.28%
Deposits:
Interest-bearing demand	0.47%	0.47%	0.48%	0.41%	0.35%
Savings and money market	0.19%	0.19%	0.17%	0.22%	0.32%
Time	0.71%	0.71%	0.70%	0.68%	0.64%

	For the Quarters Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
FHLB advances and other borrowings	0.84%	0.79%	0.75%	0.98%	1.21%
Total interest-bearing liabilities	0.48%	0.47%	0.46%	0.50%	0.59%
Net interest spread	3.82%	3.88%	3.95%	3.91%	3.69%
Net interest margin	3.94%	4.00%	4.06%	4.03%	3.84%
Cost of deposits (including non-interest-bearing demand)	0.29%	0.29%	0.28%	0.29%	0.33%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited and net of tax, calculated using a 35% estimated tax rate)

	At or For the Quarters Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$16,336	$17,768	$20,091	$16,186	$5,412
Distributed and undistributed earnings to participating securities [1]	110	127	160	138	54
GAAP net income	16,446	17,895	20,251	16,324	5,466

Merger and acquisition costs	—	—	5	1,004	5,765
One-time (gain) loss on assets	(133)	(130)	(142)	554	(45)
(Gain) loss on sale of available for sale securities	(11)	16	—	(137)	—
Core (non-GAAP) net income	$16,302	$17,781	$20,114	$17,745	$11,186
Average shares for basic earnings per share	45,939,817	45,862,840	45,760,232	45,824,812	38,051,511
GAAP basic earnings per share	$0.36	$0.39	$0.44	$0.35	$0.14
Core (non-GAAP) basic earnings per share	$0.35	$0.39	$0.44	$0.39	$0.29
Average shares for diluted earnings per share	46,267,956	46,188,461	46,031,267	46,002,821	38,275,814
GAAP diluted earnings per share	$0.35	$0.38	$0.44	$0.35	$0.14
Core (non-GAAP) diluted earnings per share	$0.35	$0.38	$0.44	$0.39	$0.29

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$804,076	$792,637	$776,924	$761,059	$568,223
Less: Goodwill	(180,776)	(180,632)	(180,632)	(179,258)	(29,650)
Identifiable intangible assets, net	(1,030)	(1,142)	(1,280)	(1,042)	(813)
Total tangible shareholders' equity	$622,270	$610,863	$595,012	$580,759	$537,760
Shares outstanding at end of period	47,645,826	47,640,193	47,619,493	47,602,721	40,014,851

Book value per share- GAAP	$16.88	$16.64	$16.32	$15.99	$14.20
Tangible book value per share- Non-GAAP	$13.06	$12.82	$12.50	$12.20	$13.44

Calculation of Tangible Equity to Tangible Assets:
Total assets	$7,691,940	$6,878,843	$6,669,624	$6,510,951	$4,164,114
Less: Goodwill	(180,776)	(180,632)	(180,632)	(179,258)	(29,650)
Identifiable intangible assets, net	(1,030)	(1,142)	(1,280)	(1,042)	(813)
Total tangible assets	$7,510,134	$6,697,069	$6,487,712	$6,330,651	$4,133,651

Equity to assets- GAAP	10.45%	11.52%	11.65%	11.69%	13.65%
Tangible equity to tangible assets- Non-GAAP	8.29%	9.12%	9.17%	9.17%	13.01%

	At or For the Quarters Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(Dollars in thousands)
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$16,446	$17,895	$20,251	$16,324	$5,466
Core (non-GAAP) net income	16,302	17,781	20,114	17,745	11,186
Average total equity	800,411	786,056	762,497	760,130	570,120
Average total assets	6,891,210	6,532,738	6,315,710	6,021,795	3,910,111
Return on average common shareholders' equity	8.22%	9.11%	10.62%	8.59%	3.83%
Core (non-GAAP) return on average common shareholders' equity	8.15	9.05	10.55	9.34	7.85
Return on average assets	0.95	1.10	1.28	1.08	0.56
Core (non-GAAP) return on average assets	0.95	1.09	1.27	1.18	1.14

	At or For the Years Ended
	December 31, 2015	December 31, 2014
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$70,382	$30,942
Distributed and undistributed earnings to participating securities [1]	534	336
GAAP net income	70,916	31,278

Merger and acquisition costs	1,009	7,071
One-time payroll and severance costs	—	234
One-time (gain) loss on assets	149	319
(Gain) loss on sale of available for sale securities	(132)	—
Core (non-GAAP) net income	$71,942	$38,902
Average shares for basic earnings per share	45,847,284	37,919,065
GAAP basic earnings per share	$1.54	$0.82
Core (non-GAAP) basic earnings per share	$1.57	$1.03
Average shares for diluted earnings per share	46,125,447	38,162,094
GAAP diluted earnings per share	$1.53	$0.81
Core (non-GAAP) diluted earnings per share	$1.56	$1.02
1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.